SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-11c or Section 240.14a-12

UNITED BANKSHARES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

☑ No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

UNITED BANKSHARES, INC.
P. O. BOX 1508
UNITED SQUARE
FIFTH AND AVERY STREETS
PARKERSBURG, WEST VIRGINIA 26101

NOTICE OF 2005 ANNUAL MEETING OF SHAREHOLDERS

TO THE SHAREHOLDERS

     NOTICE IS HEREBY GIVEN that, pursuant to the call of its Board of Directors, the 2005 Annual Meeting of Shareholders of UNITED BANKSHARES, INC. (“United”) will be held at the University of Charleston, 2300 MacCorkle Avenue, S.E., Charleston, West Virginia on Monday, May 16, 2005, at 4:00 p.m., local time, for the purpose of considering and voting upon the following matters:

     1. To elect seventeen (17) persons to serve as directors of United. The nominees selected by the current Board of Directors are listed in the accompanying Proxy Statement for this Annual Meeting.

     2. To act upon any other business which may properly come before this Annual Meeting or any adjournment or adjournments thereof. The Board of Directors at present knows of no other business to come before this Annual Meeting.

     The close of business on March 28, 2005, has been fixed by the Board of Directors as the record date for determining the shareholders entitled to notice of and to vote at this Annual Meeting.

     WE URGE YOU TO SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE REGARDLESS OF YOUR PLANS TO ATTEND THIS MEETING. IF YOU DO ATTEND, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

     TWO INDIVIDUALS, WHO ARE NOT DIRECTORS OF UNITED, HAVE BEEN NAMED IN THE PROXY TO VOTE THE SHARES REPRESENTED BY PROXY, IF YOU WISH TO CHOOSE SOME OTHER PERSON TO ACT AS YOUR PROXY, MARK OUT THE PRINTED NAME AND WRITE IN THE NAME OF THE PERSON YOU SELECT.

By Order of the Board of Directors

Richard M. Adams
Chairman of the Board and
Chief Executive Officer

April 8, 2005

United Bankshares, Inc.
United Square
Fifth and Avery Streets
Parkersburg, West Virginia 26101

PROXY STATEMENT

General Information

     These proxy materials are delivered in connection with the solicitation by the Board of Directors of United Bankshares, Inc. (“United,” the “Company,” “we,” or “us”), a West Virginia corporation, of proxies to be voted at our 2005 Annual Meeting of Shareholders and at any adjournment or postponement.

     You are invited to attend our Annual Meeting of Shareholders on May 16, 2005, beginning at 4:00 p.m. The Meeting will be held at the University of Charleston, 2300 MacCorkle Avenue, S.E., Charleston, West Virginia.

     This Proxy Statement, form of proxy and voting instructions are being mailed on or about April 8, 2005.

Shareholders Entitled to Vote

     Holders of record of United common shares at the close of business on March 28, 2005 are entitled to receive this notice and to vote their shares at the Annual Meeting. As of that date, there were 42,795,243 common shares outstanding. Each common share is entitled to one vote on each matter properly brought before the Meeting.

Proxies

     Shareholders of record may vote their proxies by mail, in person, by telephone or by Internet.

     Proxies may be revoked at any time before they are exercised by (1) written notice to the Secretary of the Company, (2) timely delivery of a valid, later-dated proxy or (3) voting at the Annual Meeting.

     You may save us the expense of a second mailing by voting promptly. Choose one of the following voting methods to cast your vote.

Vote By Mail

     If you choose to vote by mail, simply mark your proxy, date and sign it, and return it to us in the postage-paid envelope provided.

Vote By Telephone or Internet

     If you have telephone or Internet access, you may submit your proxy by following the instructions on the proxy card.

Vote at the Annual Meeting

     The method by which you vote now will in no way limit your right to vote at the Annual Meeting if you later decide to attend in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the Meeting.

     All shares that have been properly voted and not revoked will be voted at the Annual Meeting in accordance with your instructions. If you sign your proxy card but do not give voting instructions, the shares represented by that proxy will be voted as recommended by the Board of Directors.

Voting of Other Matters

     If any other matters are properly presented for consideration at the Annual Meeting, the persons named in the enclosed form of proxy will have the discretion to vote on those matters for you. At the date this proxy statement went to press, we do not know of any other matter to be raised at the Annual Meeting.

Required Vote and Cumulative Voting

     The presence, in person or by proxy, of the holders of a majority of the votes entitled to vote at the Annual Meeting is necessary to constitute a quorum. Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

     A plurality of the votes cast is required for the election of directors. Abstentions and broker “non-votes” are not counted for purposes of the election of directors.

     In the election of directors, shareholders cast one (1) vote for each nominee for each share held. However, every shareholder has the right of cumulative voting, in person or by proxy, in the election of directors. Cumulative voting gives each shareholder the right to aggregate all votes which he or she is entitled to cast in the election of directors and to cast all such votes for one candidate or distribute them among as many candidates and in such a manner as the shareholder desires.

     At our 2005 Annual Meeting, the number of directors to be elected is seventeen (17). Each shareholder has the right to cast seventeen (17) votes in the election of directors for each share of stock held on the record date. If you wish to exercise, by proxy, your right to cumulative voting in the election of directors, you must provide a proxy showing how your votes are to be distributed among one or more candidates. Unless contrary instructions are given by a shareholder who signs and returns a proxy, all votes for the election of directors represented by such proxy will be divided equally among the seventeen (17) nominees. If cumulative voting is invoked by any shareholder, the vote represented by the proxies delivered pursuant to this solicitation, which do not contain contrary instructions, may be cumulated at the discretion of the Board of Directors of United Bankshares, Inc. in order to elect to the Board of Directors the maximum nominees named in this proxy statement.

     On March 28, 2005, there were 42,795,243 shares of common stock outstanding that are held by approximately 6,099 shareholders of record and 9,841 shareholders in street name. A majority of the outstanding shares of United Bankshares, Inc. will constitute a quorum at the meeting.

Cost of Proxy Solicitation

     We will pay the expenses of soliciting proxies. Proxies may be solicited on our behalf by directors, officers or employees in person or by telephone, electronic transmission, facsimile transmission or by telegram. Brokers, fiduciaries, custodians and other nominees have been requested to forward solicitation materials to the beneficial owners of the Company’s common stock. Upon request we will reimburse these entities for their reasonable expenses.

     In order to facilitate and expedite distribution of these proxy solicitation materials to brokers, fiduciaries, custodians, nominee holders and institutional investors, United has retained Mellon Investor Services LLC of New York, New York (“Mellon”). Pursuant to a retention letter dated February 2, 2005, Mellon will contact all broker and other nominee accounts identified on United’s shareholder mailing list in order to facilitate determination of the number of sets of proxy materials such accounts require for purposes of forwarding the same to the beneficial owners. Mellon will then assist in the delivery of proxy materials to these accounts for distribution. Mellon will also (i) assist in the distribution of proxy materials to institutional investors, and (ii) follow-up with any brokers, other nominee accounts and institutional investors, requesting return of proxies. United is not retaining Mellon to solicit proxies from registered holders or from non-objecting beneficial owners. Mellon’s fee for the above services is $4,500 plus reasonable disbursements that may include the broker search, printing, postage, courier charges, filing reports, data transmissions and other expenses approved by United.

PROPOSAL 1: ELECTION OF DIRECTORS

     The Board of Directors consists of one class of seventeen (17) directors. Seventeen (17) directors will be elected at our 2005 Annual Meeting to serve for a one-year term expiring at our Annual Meeting in the year 2006. The Company’s Bylaws provide that the number of directors shall be at least five (5) and no more than thirty-five (35) with the composition and number of nominees to be set at the discretion of the Board of Directors. For the election of directors at the 2005 Annual Meeting, the Board of Directors established the composition and number of nominees to be elected at seventeen (17).

     The persons named in the enclosed proxy intend to vote the proxy for the election of each of the seventeen (17) nominees, unless you indicate on the proxy card that your vote should be withheld from any or all of such nominees. Each nominee elected as a director will continue in office until his successor has been elected or until his death, resignation or retirement.

     The Board of Directors has proposed the following nominees for election as directors with terms expiring in 2006 at the Annual Meeting: Richard M. Adams, Robert G. Astorg, Thomas J. Blair, III, Harry L. Buch, W. Gaston Caperton, III, Lawrence K. Doll, H. Smoot Fahlgren, Theodore J. Georgelas, F. T. Graff, Jr., Russell L. Isaacs, John M. McMahon, J. Paul McNamara, G. Ogden Nutting, William C. Pitt, III, I. N. Smith, Jr., Mary K. Weddle, and P. Clinton Winter, Jr.

     The Board of Directors recommends a vote “FOR” the election of each of these nominees for director.

     We expect each nominee for election as a director to be able to serve if elected. If any nominee is not able to serve, proxies will be voted in favor of the remainder of those nominated and may be voted for substitute nominees, unless the Board chooses to reduce the number of directors serving on the Board.

     The principal occupation and certain other information about the nominees for director are set forth on the following pages.

DIRECTORS WHOSE TERMS EXPIRE IN 2005 AND NOMINEES FOR DIRECTORS

		Position, Principal Occupation,	Amount of Beneficial
Name and Age as of the		Business Experience and Directorships for	Ownership of Shares of
May 16, 2005 Meeting Date		the Last Five Years	Common Stock and Options (c)

			Shares(a)	Options(b)%

Richard M. Adams	58	Chairman and Chief Executive Officer of both United and United Bank (WV). Director of the Company since 1984.	520,617	218,356	1.70%

Robert G. Astorg	61	CPA and Managing Director of American Express Tax and Business Services, Inc. Member of Astorg, Weyer & Daugherty, P.L.L.C.; Director of the Company since 1991.	26,504	—	*

Thomas J. Blair, III	73	Consulting Engineer and former President and Chief Executive Officer of Kelley, Gidley, Blair & Wolfe, Inc. Director of the Company since 1988.	129,208	—	*

Harry L. Buch	74	Attorney and Partner with Bailey, Riley, Buch & Harman. Former partner with Gompers, Buch, McCarthy & McLure. Director of the Company since 1990.	11,526	—	*

W. Gaston Caperton, III	65	President of The College Board. Director of Owens Corning and Prudential Financial, Inc. Chairman of the Caperton Group. Former Governor of State of West Virginia. Director of the Company since 1997.	25,282	—	*

Lawrence K. Doll	55	President of The Lawrence Doll Company and Lawrence Doll Homes LLC. Chairman of United Bank (VA). Director of the Company since 2004.	3,528	—	*

H. Smoot Fahlgren	74	Chairman of the Board of Fahlgren, Inc. Director of the Company since 1984.	369,171	—	*

Theodore J. Georgelas	58	Managing Director of the Georgelas Group, LLC. Former Chairman of the Board of United Bank (VA) and Sector Communications. Director of the Company since 1990.	44,764	—	*

F. T. Graff, Jr	66	Attorney and Managing Partner of Bowles Rice McDavid Graff & Love LLP. Director of the Company since 1984.	24,000	—	*

Russell L. Isaacs	72	Owner of Russell L. Isaacs and Company. Director of the Company since 1984.	37,709	—	*

DIRECTORS WHOSE TERMS EXPIRE IN 2005 AND NOMINEES FOR DIRECTORS

		Position, Principal Occupation,	Amount of Beneficial
Name and Age as of the		Business Experience and Directorships for	Ownership of Shares of
May 16, 2005 Meeting Date		the Last Five Years	Common Stock and Options (c)

			Shares(a)	Options(b)%

John M. McMahon	64	Chairman of the Board of Miller & Long Co., Inc. Director of United Bank (VA). Director of the Company since 1998.	239,025	—	*

J. Paul McNamara	56	Former President and Chief Operating Officer of Sequoia Bancshares, Inc. Vice Chairman of United Bank (VA). Director of the Company since 2003.	125,879	10,000	*

G. Ogden Nutting	69	President of ONI, Inc., formerly The Ogden Newspapers, Inc. Director of the Company since 1986.	654,656	—	1.51%

William C. Pitt, III	60	Hotel and Resort Developer. Director of the Company since 1987.	3,250	—	*

I. N. Smith, Jr.	72	President of Kanawha-Roxalana Company. Consultant for United. Director of the Company since 1986.	307,800	—	*

Mary K. Weddle	55	CPA and Executive Vice President of Long & Foster Real Estate, Inc. Director of United Bank (VA). Director of the Company since 2004.	4,617	—	*

P. Clinton Winter, Jr	57	President of Bray & Oakley Insurance Agency. Director of the Company since 1996.	482,754	—	1.11%

All Directors, Nominees and Executive Officers as a Group (24 persons)			5,295,965	626,232	13.63%

*	Indicates the director owns less than 1% of United’s issued and outstanding shares.

(a)	Includes shares held by United Bank’s (WV) Trust Department as follows: Mr. Adams, 47,268 shares; Mr. Astorg, 6,644 shares; Mr. Fahlgren, 369,171 shares; Mr. Graff, 20,000 shares; Mr. McNamara, 195 shares; Mr. Smith, 306,100 shares; non-director executive officers as a group, 39,467 shares; and 2,008,974 shares in which the voting authority is exercised by United Bank’s (WV) Board of Directors.

(b)	Includes shares of common stock that may be acquired within sixty (60) days of March 28, 2005, through the exercise of stock options pursuant to United’s Stock Option Plans.

(c)	Unless otherwise indicated, beneficial ownership shares listed represent sole voting power. The following number of shares may be held in the name of spouses, children, certain relatives, trust, estates, and certain affiliated companies as to which shared voting and/or shared investment powers may exist: Mr. Adams, 51,517 shares; Mr. Blair, 11,340 shares; Mr. Caperton, 25,282 shares; Mr. Graff, Jr., 20,000 shares; Mr. McNamara, 40,800 shares; Mr. Nutting, 654,656 shares; Mr. Smith, Jr., 307,800 shares; and Mr. Winter, Jr., 43,692 shares.

Information as to Directors Who Will Not Stand for Re-election

     Mr. James G. Tardiff decided not to stand for re-election. The decision was not due to a disagreement with the Company on any matter related to the Company’s operations, policies, or practices. United is appreciative of Mr. Tardiff’s service to the Company and wishes him the best in future endeavors.

Family Relationships

     H. Smoot Fahlgren is the father-in-law of F.T. Graff, Jr. Richard M. Adams and Richard M. Adams, Jr. are father and son.

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial Ownership of Directors and Named Executive Officers

     As of March 10, 2005, directors of the Company owned beneficially, directly or indirectly, the number of shares of common stock indicated in the preceding table.

     The following table sets forth certain information regarding the named executive’s beneficial ownership of common stock of United as of March 10, 2005:

		Shares of Common
		Stock of the Company
		Beneficially Owned (1)
Title of Class	Name of Officer	Number of Shares	Percent of Class
Common Stock	Richard M. Adams	738,973	1.70%
Common Stock	Steven E. Wilson	187,319	0.43%
Common Stock	James B. Hayhurst, Jr.	124,799	0.29%
Common Stock	Kendal E. Carson	61,565	0.14%
Common Stock	James J. Consagra, Jr.	71,709	0.17%

(1)	The amounts shown represent the total shares owned directly and indirectly by such named executive officers. The Direct shares include shares that are issuable upon the exercise of all stock options currently exercisable, as follows: Mr. Adams – 218,356; Mr. S. Wilson – 93,206; Mr. Hayhurst – 71,140; Mr. Carson – 55,000; and Mr. Consagra – 64,750. The indirect shares include those shares owned by spouses and immediate family members, shares held in trust in which the executive is a beneficiary, and shares held by a corporation which the executive controls.

     All directors and executive officers as a group beneficially owned 5,922,197 shares or 13.63% of the Company’s common stock.

Principal Shareholder of United

     The following table lists each shareholder of United who is the beneficial owner of more than 5% of United’s common stock, the only class of stock outstanding, as of March 10, 2005.

		Amount and Nature of	Percent of
Title of Class	Name and Address of Beneficial Owner	Beneficial Ownership(1)	Class
Common Stock	United Bank (WV) Trust Department	2,008,974	4.62%
	514 Market Street, Parkersburg, WV 26101
	(2,801,042 shares or 6.45% are registered
	under the nominee name of Parbanc Co.)

(1)	United Bank (WV), a wholly-owned subsidiary of United and its Trust Department, holds in fiduciary or agency capacity 2,801,042 shares or 6.45% of United’s stock. The investment authority for these shares is held by the Trust Department and is exercised by United Bank’s (WV) Board of Directors. Of these total shares, the Trust Department also holds sole voting authority for 2,008,974 shares or 4.62% of United’s outstanding common stock, by United Bank’s (WV) Board of Directors, exercises this voting authority.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers to file reports of holdings and transactions in United shares with the Securities and Exchange Commission (“SEC”). To our knowledge, based solely on our review of the copies of such reports furnished and written representations that no other reports were required during 2004, we believe that in 2004 our directors and executive officers met all applicable SEC filing requirements except Richard M. Adams, Jr., Thomas J. Blair, III, James B. Hayhurst, Jr., John Neuner, III, James G. Tardiff, and Joe L. Wilson. Messrs. Adams, Hayhurst and Neuner did not timely file one report each involving one transaction each during the period. Mr. Blair did not timely file one report involving two transactions and two other reports involving one transaction each during the period. Mr. Tardiff did not timely file one report involving two transactions. Mr. Wilson did not timely file two reports involving one transaction each for the period.

Related Shareholder Matters

     The following table discloses the number of outstanding options granted by United to participants in equity compensation plans, as well as the number of securities remaining available for future issuance under these plans, as of March 10, 2005. The table provides this information for equity compensation plans that have and have not been approved by shareholders.

			Number of securities
	Number of Securities to	Weighted-average	remaining available for
	be issued upon exercise	exercise price of	future issuance under
Plan Category	of outstanding options	outstanding options	equity compensation plans

Equity Compensation Plans approved by Shareholders	1,691,381	$27.72	788,442

Equity Compensation Plans not approved by Shareholders (1)	—	—	—

Total	1,691,381	$27.72	788,442

(1)	The table does not include information for equity compensation plans assumed by United in connection with mergers and acquisitions and pursuant to which there remain outstanding options (collectively, “Assumed Plans”), which include the following: Century Bancshares, Inc., Fed One Bancorp, Inc., GrandBanc, Inc., and Sequoia Bancshares, Inc. A total of 288,683 shares of United common stock may be purchased under the Assumed Plans, at a weighted average exercise price of $9.63. No further grants may be made under any Assumed Plan. In addition, the table does not include stock options for 23,264 shares of Company stock arising under a deferred compensation plan assumed in the 1998 merger with George Mason Bankshares, Inc. (GMBS). The deferred compensation plan granted stock options to former directors of GMBS. These options carry no exercise price, contain no expiration date, and are eligible for dividends. Options are fully vested and can be exercised at any time. Other than additional options granted through reinvestment of dividends received, United does not issue additional options under this deferred compensation plan.

GOVERNANCE OF THE COMPANY

     Board and Committee Membership

     The committee descriptions and membership set forth below are those applicable as of the mailing date of this proxy statement.

     During 2004, the Board of Directors met six (6) times. The Board of Directors of the Company has four (4) standing committees: The Executive Committee, Audit Committee, Compensation Committee, and Nominating and Governance Committee. During 2004, each director attended 75% or more of the aggregate of the total number of meetings of the Board of Directors and all committees of the Board on which he served except W. Gaston Caperton, III. Although there is no formal written policy, attendance at the annual meeting by directors is expected. Sixteen of the eighteen directors attended the 2004 Annual Meeting.

     In addition, the Company’s independent directors held two (2) meetings during 2004. United’s directors who meet the current standards of independence as defined by the NASDAQ listing standards are Robert G. Astorg, Thomas J. Blair, III, Harry L. Buch, W. Gaston Caperton, III, H. Smoot Fahlgren, F. T. Graff, Jr., Theodore J. Georgelas, Russell L. Isaacs, John M. McMahon, G. Ogden Nutting, William C. Pitt, III, Mary K. Weddle, and P. Clinton Winter, Jr. Mr. Winter serves as lead independent director.

The Executive Committee

     The Executive Committee is comprised of eight (8) directors, Richard M. Adams, Chairman, W. Gaston Caperton, III, H. Smoot Fahlgren, F. T. Graff, Jr., Russell L. Isaacs, John M. McMahon, G. Ogden Nutting, and P. Clinton Winter, Jr. The Executive Committee exercises all the authority of the Board of Directors whenever the Board of Directors is not meeting unless prohibited by law or under the provisions of the articles of incorporation or bylaws of the Corporation. The Board of Directors has specifically empowered the Executive Committee to investigate mergers and acquisitions by marshaling necessary information and data to evaluate the advisability of mergers and acquisitions and to report their findings to the Board of Directors. The Board of Directors may accept, ratify, approve, amend, modify, repeal or change the actions of the Executive Committee. During 2004, the Executive Committee met two (2) times.

The Audit Committee

     The Audit Committee has the primary responsibility to review and evaluate significant matters relating to audit, internal control and compliance. It reviews, with representatives of the independent registered public accounting firm, the scope and results of the audit of the financial statements, audit fees and any recommendations with respect to internal controls and financial matters. The United Bankshares, Inc. Board of Directors’ Audit Committee Charter, as approved by the Board of Directors, governs the Audit Committee. Members of this committee for 2004 were Robert G. Astorg, Chairman, P. Clinton Winter, Jr., Russell L. Isaacs, and Mary K. Weddle. The Audit Committee met four (4) times during 2004. All members of the Audit Committee are independent directors as independence is defined in the NASDAQ listing standards. The Audit Committee Charter is included as Exhibit A to this Proxy Statement. The Audit Committee Report is set forth on page 22.

The Compensation Committee

     The Compensation Committee recommends executive officer compensation to the Board of Directors. Members of this committee are Russell L. Isaacs, Chairman, W. Gaston Caperton, III, H. Smoot Fahlgren, F. T. Graff, Jr., John M. McMahon, G. Ogden Nutting, and P. Clinton Winter, Jr. The Compensation Committee met one (1) time during the year.

The Nominating and Governance Committee

     The purposes of the Nominating and Governance Committee are to evaluate and recommend candidates for election as directors, make recommendations concerning the size and composition of the Board of Directors, develop and implement United’s corporate governance policies, develop specific criteria for director independence, and assess the effectiveness of the Board of Directors.

     Nominations to the Board of Directors by a shareholder may be made only if such nominations are made in accordance with the procedures set forth in Article II, Section 5 of the Restated Bylaws of United, which section, in full, is set forth below:

Section 5. Nomination of directors. Directors shall be nominated by the Board prior to the giving of notice of any meeting of shareholders wherein directors are to be elected. Additional nominations of directors may be made by any shareholder; provided that such nomination or nominations must be made in writing, signed by the shareholder and received by the Chairman or President no later than ten (10) days from the date the notice of the meeting of shareholders was mailed; however, in the event that notice is mailed less than thirteen (13) days prior to the meeting, such nomination or nominations must be received no later than three (3) days prior to any meeting of the shareholders wherein directors are to be elected.

     In evaluating and determining whether to nominate a candidate for a position on United’s Board, the Committee considers the criteria outlined in United’s corporate governance policy, which include the independence of the proposed nominee, diversity, age, skills and experience in the context of the needs of the Board. United regularly assesses the size of the Board, whether any vacancies are expected due to retirement or otherwise, and the need for particular expertise on the Board. Candidates may come to the attention of the Committee from current Board members, shareholders, professional search firms, officers or other persons. The Committee will consider and review all candidates in the same manner regardless of the source of the recommendation.

     Members of the Nominating and Governance Committee, composed of independent directors as independence is defined under the NASDAQ listing standards, are G. Ogden Nutting, Chairman, W. Gaston Caperton, III, H. Smoot Fahlgren, F. T. Graff, Jr., Russell L. Isaacs, John M. McMahon, and P. Clinton Winter, Jr. The Nominating and Governance Committee met two (2) times during the year. The charter for this committee is available on the corporate website under Policies at “www.ubsi-wv.com”.

Related Party Transactions

     United’s subsidiaries have had, and expect to have in the future, banking transactions with United and with its officers, directors, principal shareholders, or their interests (entities in which they have more than a 10% interest). The transactions, which at times involved loans in excess of $60,000, were in the ordinary course of business and were made on substantially the same terms, including interest rates, collateral and repayment terms as those prevailing at the time for comparable transactions. United’s subsidiary banks are subject to federal statutes and regulations governing loans to officers and directors and loans extended to officers and directors are in compliance with such laws and are exempt from insider loan prohibitions included in the Sarbanes-Oxley Act of 2002.

     F. T. Graff, Jr., a member of the Board of Directors of United, is a partner in the law firm of Bowles Rice McDavid Graff & Love LLP in Charleston, West Virginia. Bowles Rice McDavid Graff & Love LLP rendered legal services to United during 2004 and it is expected that the firm will continue to render certain services in the future. The fees paid to Bowles Rice McDavid Graff & Love LLP represent less than 5% of that firm’s revenues for the year 2004.

Director Compensation

     Non-employee directors of the Company receive a fee of $1,000 for each United Board Meeting attended and a retainer of $500 per month regardless of meeting attendance.

     Each non-employee director who serves on the Executive, Audit, Compensation, and Nominating and Governance Committees receives a fee of $1,000 for each United Board Committee Meeting attended except for Mr. Astorg, Mr. Isaacs, and Mr. Nutting. As Chairman of the Audit Committee, Mr. Astorg receives a retainer payment of $1,000 per month without regard to committee meeting attendance. As Chairman of the Compensation

Committee, Mr. Isaacs receives a retainer payment of $1,000 per quarter without regard to committee meeting attendance. As Chairman of the Nominating and Governance Committee, Mr. Nutting receives a retainer payment of $1,000 per quarter without regard to committee meeting attendance. Mr. Winter as Lead Director of the independent directors of the Board receives a retainer payment of $1,000 per quarter without regard to meeting attendance.

Executive Officers

     Set forth below are the executive officers of United and relations that exist with affiliates and others for the past five years.

Principal Occupation and
Banking Experience During
Name	Age	Present Position	the Last Five Years

Richard M. Adams	58	Chairman of the Board & Chief Executive Officer - United; Chairman of the Board & Chief Executive Officer – United Bank (WV)	Chairman of the Board & Chief Executive Officer - United; Chairman of the Board & Chief Executive Officer – United Bank (WV)

Richard M. Adams, Jr.	36	Executive Vice-President - United;	Executive Vice-President - United;
		Executive Vice-President – United	Executive Vice-President – United Bank
		Bank (WV)	(WV): Senior Vice-President – United
Bank (WV); President – United
Brokerage Services, Inc

Kendal E. Carson	49	Executive Vice-President - United;	Executive Vice-President - United;
		President & Chief Executive Officer	President & Chief Executive Officer –
		– United Bank (VA)	United Bank (VA): Executive
Vice-President – United Bank (VA)

James J. Consagra, Jr.	44	Executive Vice-President -United;	Executive Vice-President -United;
		Executive Vice-President & Chief	Executive Vice-President & Chief
		Financial Officer-United Bank (VA)	Financial Officer-United Bank (VA);

James B. Hayhurst, Jr.	58	Executive Vice-President -United;	Executive Vice-President -United;
		Executive Vice-President – United	Executive Vice-President – United Bank
		Bank (WV)	(WV)

John Neuner, III	59	Executive Vice-President - United;	Executive Vice-President -United;
		Executive Vice-President – United	Executive Vice-President –United Bank
		Bank (WV)	(WV)

Joe L. Wilson	57	Executive Vice-President -United;	Executive Vice-President -United;
		Executive Vice-President – United	Executive Vice-President – United Bank
		Bank (WV)	(WV)

Steven E. Wilson	56	Executive Vice-President, Chief	Executive Vice-President, Chief
		Financial Officer, Treasurer &	Financial Officer, Treasurer & Secretary
		Secretary -United; Executive	-United; Executive Vice-President, Chief
		Vice-President, Chief Financial	Financial Officer, Treasurer & Secretary
		Officer, Treasurer & Secretary –	– United Bank (WV)
United Bank (WV)

EXECUTIVE COMPENSATION

Cash Compensation

     The following table is a summary of certain information concerning the compensation awarded or paid to, or earned by, the Company’s chief executive officer and each of the Company’s other four most highly compensated executive officers during the last three fiscal years.

Summary Compensation Table

					Long-term
	Annual Compensation				Compensation
					Securities	All Other
Name and				Other Compen-	Underlying	Compen-
Principal Position	Year	Salary ($)	Bonus ($)(1)	sation ($)(2)	Options (#)	sation ($)(3)

Richard M. Adams	2004	586,500	385,000	0	30,000	8,125
Chairman of the Board and Chief Executive Officer	2003	562,000	346,500	0	30,000	7,500
	2002	527,500	385,000	0	30,000	6,875

Steven E. Wilson	2004	235,620	112,500	0	15,000	8,130
Executive Vice President, Chief Financial Officer, Secretary and	2003	227,333	101,280	0	15,000	7,533
Treasurer
	2002	216,667	112,500	0	15,000	6,932

James B. Hayhurst, Jr.	2004	201,960	66,500	0	10,000	6,414
Executive Vice President	2003	194,833	59,850	0	10,000	6,403
	2002	186,667	66,500	0	10,000	6,233

Kendal E. Carson	2004	204,000	75,000	0	10,000	5,125
Executive Vice President	2003	195,134	67,500	0	10,000	3,125
	2002	183,600	75,000	0	10,000	5,000

James J. Consagra, Jr.	2004	193,800	75,000	0	10,000	5,125
Executive Vice President	2003	186,166	67,000	0	10,000	5,000
	2002	175,897	75,000	0	10,000	5,000

(1)	Bonuses are disclosed in the year earned, although paid in the following year. Historically, the Company disclosed bonuses in the year paid.

(2)	The aggregate value of all perquisites and other personal benefits did not exceed either $50,000 or 10% of the total annual salary and bonus reported for the named executive officers; therefore, no disclosure has been made.

(3)	The amounts included in “All Other Compensation” consist entirely of United’s contributions on behalf of the listed officers to the 401(K) Plan.

Stock Options Grants in 2004

     The following table sets forth information concerning individual grants of options to purchase the Company’s Common Stock made to the named executives in 2004.

Stock Option Grants in Last Fiscal Year

	Number of		% of Total Options
	Securities		Granted to All	Exercise of Base		Grant Date
	Underlying Options		Employees in	Price ($/Share)	Expiration	Present Value ($)
Name	Granted (#)		Fiscal Year	(2)	Date	(3)

Richard M. Adams	30,000	(1)	9.07%	36.71	11/04/2014	233,700

Steven E. Wilson	15,000	(1)	4.53%	36.71	11/04/2014	116,850

James B. Hayhurst, Jr.	10,000	(1)	3.02%	36.71	11/04/2014	77,900

Kendal E. Carson	10,000	(1)	3.02%	36.71	11/04/2014	77,900

James J. Consagra, Jr.	10,000	(1)	3.02%	36.71	11/04/2014	77,900

(1)	Granted under the 2001 Incentive Stock Option Plan. All options granted under this plan are exercisable in accordance with a three-year vesting schedule: 50% after the first year; 75% after the second year; and 100% after the third year.

(2)	The option exercise price is the market value of United’s stock at the date the option was granted.

(3)	Calculated using a binomial lattice option pricing model. The assumptions used in determining the valuation of these options using this methodology are as follows: average expected option life of 6.01 years; risk-free interest rate of 3.66%; a volatility factor of 0.2223; and a dividend yield of 3.00%.

Stock Option Exercises and Year-end Value Table

     The following table sets forth certain information regarding individual exercises of stock options during 2004 by each of the named executives.

	Aggregate Stock Option Exercises in Last Fiscal Year and FY-End Stock Option Plan
			Number of Securities	Value of Unexercised
	Shares		Underlying Unexercised Stock	In-the-Money Stock Options at
	Acquired on	Value	Options at Fiscal Year End #	Fiscal Year End ($)
Name	Exercise (#)	Realized ($)	Exercisable/Unexercisable	Exercisable/Unexercisable

Richard M. Adams	29,000	736,600	218,356/52,500	3,303,695/228,300

Steven E. Wilson	0	0	93,206/26,250	1,313,285/114,150

James B. Hayhurst, Jr.	9,400	231,146	71,140/17,500	1,090,117/76,100

Kendal E. Carson	0	0	55,000/17,500	874,839/76,100

James J. Consagra, Jr.	14,200	284,490	64,750/17,500	1,208,404/76,100

REPORT OF THE COMPENSATION COMMITTEE
ON EXECUTIVE COMPENSATION

Duties of the Compensation Committee

     United’s Compensation Committee (the “Committee”) administers United’s executive compensation program. In this regard, the role of the Committee is to review annually and approve all compensation arrangements for the CEO of the Company and for all executive officers who are subject to the reporting requirements of Section 16 of the Exchange Act. The Committee has overall responsibility for evaluating and approving the benefits, bonus, incentive compensation, severance, equity-based or other compensation plans, policies and programs of the Company. With respect to the CEO’s compensation, the Committee reviews and approves corporate goals and objectives of the Company relevant to the CEO’s compensation, evaluates the CEO’s performance in light of these goals and objectives and reviews and approves all compensation arrangements.

     The Committee also reviews and approves all grants of stock options under the Company’s Incentive Stock Option Plan. The Committee is composed entirely of non-employee, independent directors. The Committee meets at scheduled times during the year as required, generally one to two times, and the Committee reports on its actions and recommendations to the Company’s Board of Directors. The Committee’s has the authority to retain outside counsel and any other advisors as the Committee may deem appropriate in its sole discretion.

     Periodically, the Committee retains the services of nationally recognized compensation consulting firms to perform a review of the Company’s compensation program for all executive officers. In late 2004, the Company retained Aon Consulting, Inc. (“Aon”) to conduct an evaluation of the Company’s executive compensation program. In its report, Aon concluded that compared to peer group compensation, the Company was generally within a competitive range for base salary, bonus (measured over a three year period) and total cash compensation. Long-term incentives (measured over a three year period) are below the competitive range in some cases.

Overview of Compensation Philosophy

     The Company’s executive compensation program is designed to:

•	retain executive officers by paying them competitively, motivate them to contribute to the Company’s success, and reward them for their performance;

•	link a substantial part of each executive officer’s compensation to the performance of both the Company and the individual executive officer; and

•	encourage ownership of Company common stock by executive officers.

     The Company’s fundamental philosophy is to closely link executive compensation with the achievement of annual financial and non-financial performance goals. It is the Committee’s practice to provide a balanced mix of cash and equity-based compensation that the Committee believes promotes the best interests of the Company’s executives and the Company’s shareholders.

     As discussed below, the program consists of, and is intended to balance, three elements:

•	Salaries. Salaries are based on the Committee’s evaluation of individual job performance and an assessment of the salaries and total compensation mix paid by the Company’s Peer Group to executive officers holding equivalent positions. The Company’s Peer Group is a group consisting of all public banks and thrifts in the United States with assets of $5 Billion - $10 Billion.

•	Annual Incentive Compensation. Executive Annual Incentive Compensation is based on an evaluation of both individual and Company performance against qualitative and quantitative measures.

•	Long-term Incentive Compensation. Long-term incentive awards, which consist of stock options, are designed to insure that incentive compensation is linked to the long-term performance of the Company and its common stock.

     Salaries

     The first element of the executive compensation program is salaries. In recent years, the Board and the Committee have been directing a shift in the mix of the Company’s executive compensation towards incentive compensation, with proportionately less emphasis on salaries. This strategy is intended to increase the performance orientation of the Company’s executive compensation, and the Board intends to continue this emphasis in 2005. In setting the base salary for the CEO, and in reviewing and approving the salaries for the other named executive officers, the Committee first reviews the history of and the proposals for the compensation for each individual, including cash and equity-based components. In setting salaries, the Committee does not use a predetermined formula. Instead, the salaries of the CEO and the other executive officers are based on:

•	the Board’s review of the Chief Executive Officer’s evaluation of each officer’s individual job performance, and the Board’s evaluation of the Chief Executive Officer’s job performance;

•	an assessment of the Company’s performance;

•	the perquisites provided to the CEO and named executive officer;

•	a consideration of salaries paid by the Peer Group to executive officers holding equivalent positions. The Company participates in the Watson Wyatt Data Service Annual Cole Compensation Survey (the “Watson Wyatt Survey”). The 2004 comparative data in the Watson Wyatt Survey includes information from over 220 financial organizations and summarizes data for over 430 position descriptions. Publicly available information relating to executive compensation from various peer group bank holding companies is also collected for reference and comparison;

•	a consideration of aggregate amount of all components of compensation paid to the CEO and other executive officers.

     The Company reviews the range of salaries for executive officers holding equivalent positions in companies participating in the Watson Wyatt Survey. The Company establishes a midpoint in this range which is used as a guideline to determine the executive officer’s base salary for the following year.

     Annual Incentive Compensation

     The second element of the executive compensation program is annual incentive compensation. The purpose of the Company’s annual incentive compensation is to motivate and reward eligible employees for their contributions to the Company’s performance by making a large portion of their cash compensation variable and dependent upon the Company’s performance. The Committee annually adopts a plan for cash incentive awards. In determining the potential annual incentive compensation to which an executive officer may be entitled in 2005, the Company uses a percentage of the salary midpoint discussed under “Salaries” above as a guideline to determine annual incentive compensation. This percentage is reviewed and established by the Committee each year. For 2004, all bonuses awarded were based primarily on the achievement of earnings goals, accomplishment of goals assigned to each executive officer and the executive officer’s annual performance review conducted by the CEO. Generally, the better the Company’s performance the greater the annual compensation awarded to the executive officer.

     Long-Term Incentive Compensation

     The third element of the executive compensation program is long-term incentive compensation. The main component of the long-term incentive compensation program is the 2001 Incentive Stock Option Plan. At our 2001 Annual Meeting of Shareholders, the shareholders approved the 2001 Incentive Stock Option Plan. The purpose of the 2001 Incentive Stock Option Plan is to reward and retain officers in a manner that best aligns officers’ interests with stockholders’ interests. Under this plan, the Company may award options for up to 2,000,000 shares of the

Company’s common stock to qualified officers of the Company and its subsidiaries. Each option granted under the Plan must have an exercise price of no less than the fair market value of Company’s common stock as of the date of grant. Options granted under the plan vest according to a schedule designated at the grant date. Annual stock option grants for executive officers are a key element of market-competitive total compensation. In 2004, the Committee approved annual stock option grants for the executive officers based on internal factors, such as the size of prior grants, relative job scope and contributions made during the past year, as well as a review of publicly available data on senior management compensation within the Peer Group.

Evaluation of Executive Performance

     The Committee does not usually rely solely on predetermined formulae or a limited set of criteria when it evaluates the performance of the CEO and the Company’s other named executive officers. Instead, the Committee considers:

•	management’s overall accomplishments;

•	the accomplishments of the individual executives;

•	the Company’s financial performance; and

•	recommendations of the CEO relating to the named executive officer’s base salary for 2005, annual incentive compensation for 2004 and grants of stock options under the Company’s 2001 Incentive Stock Option Plan.

Compensation of the CEO

     On November 4, 2004, the Compensation Committee met to determine the compensation package for the CEO. The Committee considered the following factors in determining the base salary for 2005 for Mr. Adams: the Company’s success in attaining its goals in 2004, Mr. Adams’ contribution to the Company’s financial performance, and the level of compensation paid to the highest paid executives by the companies selected for peer comparison. The Committee also considered Mr. Adams’ 35 years of service to the Company and the growth in the Company from a $100 million dollar bank to a $6.4 billion dollar bank holding company during Mr. Adams’ 30 year tenure as CEO. Based on these factors, the Committee established Mr. Adams’ 2005 base salary effective January 1, 2005, at $625,000, which represents a $38,500 increase from his 2004 salary level. The Committee also recommended that Mr. Adams’ Employment Agreement be extended for an additional year to 2010. On November 22, 2004, the Company’s Independent Directors ratified this extension and Mr. Adams’ compensation package.

     The Committee also awarded Mr. Adams a bonus in 2004 in the amount of $385,000, and 30,000 stock options under the Company’s 2001 Incentive Stock Option Plan.

     The Committee reviewed all components of the Chief Executive Officer’s compensation including salary, bonus, stock options, the dollar value of all perquisites and other personal benefits. Based on this review, the Compensation Committee finds that the Chief Executive Officer’s total compensation package in the aggregate is reasonable and not excessive.

Conclusion

     Attracting and retaining talented and motivated management and employees is essential to create long term shareholder value. Offering a competitive performance based compensation program helps to achieve this objective by aligning the interests of the CEO and the other named executive officers with those of our shareholders. We believe United’s 2004 compensation programs met those objectives.

Compensation Committee

W. Gaston Caperton, III	John M. McMahon
H. Smoot Fahlgren	G. Ogden Nutting
F. T. Graff, Jr.	P. Clinton Winter, Jr.
Russell L. Isaacs, Chairman

Compensation Committee Interlocks and Insider Participation

     The Compensation Committee consists of the following members: Russell L. Isaacs, W. Gaston Caperton, III, F.T. Graff, Jr., John M. McMahon, P. Clinton Winter, Jr., G. Ogden Nutting, and H. Smoot Fahlgren. F. T. Graff, Jr., a member of the Board of Directors of United, its Executive Committee and the Board’s Compensation and Nominating and Governance Committees, is a partner in the law firm of Bowles Rice McDavid Graff & Love LLP in Charleston, West Virginia. Bowles Rice McDavid Graff & Love LLP rendered legal services to United and United Bank (WV) during 2004 and it is expected that the firm will continue to render certain services to both in the future. The fees paid to Bowles Rice McDavid Graff & Love LLP represent less than 5% of that firm’s revenues for 2004.

Stock Performance Graph

     The following graph compares United’s cumulative total shareholder return on its common stock for the five year period ending December 31, 2004, with the cumulative total return of the Standard and Poor’s Midcap 400 Index and with the NASDAQ OTC Bank Index. There is no assurance that United’s common stock performance will continue in the future with the same or similar trends as depicted in the graph. The graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934 except to the extent United specifically incorporates this graph by reference, and shall not otherwise be filed under such Acts.

UNITED BANKSHARES, INC.
Total Return Analysis
DOLLARS
200
100
0
1999
2000
2001
2002
2003
2004
YEAR
United Bankshares
NASDAQ Bank Index
S & P Mid-Cap Index

	Period Ending
	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04
United Bankshares, Inc.	100.00	92.77	130.47	135.70	150.67	189.92
NASDAQ Bank Index	100.00	117.63	132.52	141.72	188.50	214.17
S&P Mid-Cap Index	100.00	117.46	116.80	99.87	135.40	157.66

Employment Contracts

     Richard M. Adams, Chairman and Chief Executive Officer of United and United Bank (WV), entered into an employment contract with United effective April 11, 1986. The original term of Mr. Adams’ employment contract was five years commencing on March 31, 1986, with the provision that the contract could be extended annually for one (1) year to maintain a rolling five (5) year contract. This contract was amended in November, 2002, to extend the initial term of the contract through March 31, 2008 with the provision for additional one (1) year term extensions by the Executive Committee with the approval of Mr. Adams. The term of this contract has been extended through March 31, 2010. Under the amended contract, Mr. Adams is required to devote his full-time energies to performing his duties as Chairman and CEO on behalf of United and its subsidiaries. The contract provides for a base compensation of $625,000 and additional benefits consistent with the office. This base compensation may be increased but not decreased. If the contract is terminated for any reason other than mutual consent or cause, Mr. Adams, or his family or estate, is entitled to his base salary for a sixty (60) month period. Under Mr. Adams contract, cause is defined as based on (i) excessive, unapproved absences, (ii) gross or willful neglect of duty that results in some substantial loss to United, or (iii) fraud or commission of any criminal act, if proven. If the contract is terminated by mutual consent, Mr. Adams, his family or estate are entitled to receive the amount mutually agreed upon by Mr. Adams and United. If the contract is terminated for cause, United shall pay Mr. Adams’ base salary only for the period of his active full-time employment to the date of termination.

     The contract between Mr. Adams and United also provides for an additional gross-up payment by United to Mr. Adams in the event that a payment or distribution pursuant to the contract would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended. Any calculated gross-up payment amount shall be equal to one hundred percent (100%) of the excise tax plus one hundred percent (100%) of any federal, state and local income taxes plus the additional excise tax on the gross-up amount. Any gross-up payment pursuant to the contract must be paid to Mr. Adams within 30 days of the receipt of the amount determined.

     United and United Bank (WV) also entered into an employment agreement with I. N. Smith, Jr. on December 17, 1985. The term of the agreement extends until Mr. Smith reaches the age of 75. Under his employment agreement, Mr. Smith provides such consulting and advisory services as United may request, and receives for such services an annual fee of $30,000. In addition, United agrees to use its best efforts to nominate and elect Mr. Smith to the Company’s Board of Directors.

     James G. Tardiff and United entered into a consulting agreement that was effective on January 2, 2004 and expired on December 31, 2004. However, United will continue Mr. Tardiff’s participation in health and welfare benefits, or provide similar coverage, to Mr. Tardiff for a period of 36 months from the expiration of the consulting agreement. Mr. Tardiff agreed that for two years after the expiration of the consulting agreement, he will not work for or serve as a director of a competing business in Maryland, Virginia or Washington, D.C., nor will he disclose confidential business information or solicit employees of United to work for a competitor.

     J. Paul McNamara entered into an employment agreement with United, effective as of October 11, 2003. During the three-year term of the agreement, Mr. McNamara serves as Vice Chairman of United Bank (VA) and a member of United’s Board of Directors. Mr. McNamara receives an annual base salary of $250,000 and is entitled to participate in incentive bonus, retirement, and health and welfare benefit programs and receive certain perquisites, including use of an automobile and paid country club memberships. In addition, United granted Mr. McNamara 20,000 options to purchase stock under United’s 2001 Incentive Stock Option Plan pursuant to the employment agreement. Upon a termination of the employment agreement for any reason, Mr. McNamara will be fully vested in the normal retirement benefit provided for under the salary continuation agreement assumed by United, and United will continue his participation in health and welfare benefits, or provide similar coverage, for a period of 36 months. During his employment and for two years following termination of employment, Mr. McNamara agrees not to work for or serve as a director of a business competitor in Maryland, Virginia or Washington, D.C. and to refrain from disclosing confidential business information or soliciting employees of United for a competing business.

Change of Control Agreements

     In March of 1994, United entered into agreements with Steven E. Wilson, James B. Hayhurst, Jr. and Joe L. Wilson to encourage those executive officers not to terminate their employment with United because of the possibility that United might be acquired by another entity. In August of 2000, United entered into similar change of control agreements with Richard M. Adams, Jr., Kendal E. Carson, James J. Consagra, Jr. and John Neuner, III. On April 4, 2003, United entered into an employment agreement with J. Paul McNamara that contained change in control provisions similar to agreements with Messrs. S. Wilson, Hayhurst, J. Wilson, Adams, Carson, Consagra and Neuner. The Board of Directors determined that such an arrangement was appropriate, considering the entry of large regional bank holding companies into West Virginia. The agreements were not undertaken in the belief that a change of control of United was imminent.

     Generally, the agreements provide severance compensation to those officers if their employment should end under certain specified conditions after a change of control of United. Compensation is paid upon any involuntary termination following a change of control unless the officer is terminated for cause. In addition, compensation will be paid after a change of control if the officer voluntarily terminates employment because of a decrease in the total amount of the officer’s base salary below the level in effect on the date of consummation of the change of control, without the officer’s consent; a material reduction in the importance of the officer’s job responsibilities without the officer’s consent; geographical relocation of the officer without consent to an office more than fifty (50) miles from the officer’s location at the time of a change of control; failure by United to obtain assumption of the contract by its successor or any termination of employment within thirty-six (36) months after consummation of a change of control which is effected for any reason other than good cause.

     Under the agreements, a change of control is deemed to occur in the event of a change of ownership of United which must be reported to the Securities and Exchange Commission as a change of control, including but not limited to the acquisition by any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities and Exchange Act of 1934 (the “Exchange Act”)) of direct or indirect “beneficial ownership” (as defined by Rule 13d-3 under the Exchange Act) of twenty-five percent (25%) or more of the combined voting power of United’s then outstanding securities, or the failure during any period of two (2) consecutive years of individuals who at the beginning of such period constitute the Board for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least two-thirds (2/3) of the directors at the beginning of the period.

     Under the agreements, severance benefits include: (a) cash payment equal to the officer’s monthly base salary in effect on either (i) the date of termination; (ii) the date immediately preceding the change of control, whichever is higher, multiplied by the number of full months between the date of termination and the date that is thirty-six (36) months after the date of consummation of the change of control; (b) payment of cash incentive award, if any, under United’s Incentive Plan; (c) continuing participation in employee benefit plans and programs such as retirement, disability and medical insurance for a period of thirty-six (36) months following the date of termination.

     The agreements do not effect the right of United to terminate the officer, or change the salary or benefits of the officer, with or without good cause, prior to any change of control; provided, however, any termination or change which takes place after discussions have commenced which result in a change of control will be presumed to be a violation of the agreement and will entitle the officer to the benefits under the agreement, absent clear and convincing evidence to the contrary.

Employee Benefit Plans

     No directors or principal shareholders of United and its subsidiaries, other than those persons who are salaried officers, participate in any type of benefit plan of United.

     United’s subsidiaries provide, on a substantially non-contributory basis for all full-time employees, life, and disability insurance. Life insurance with a value of 250% of base salary, up to a maximum benefit of $1,000,000, is provided to all full-time employees, including executive officers. The premiums paid by United for life insurance on any individual, which has a face value greater than $50,000 is properly reported as compensation. These plans do not discriminate, in scope, terms or operation, in favor of the executive officers of United or its subsidiaries and are available generally to all salaried employees of United and its subsidiaries.

     Each employee of United, or its participating subsidiaries, who completes one year of eligible service and is 21 years of age is eligible to participate in United’s Pension Plan (the “Pension Plan”). The plan is noncontributory on the part of the employee. Pension benefits are based on years of service and the average of the employee’s highest five consecutive plan years of basic compensation paid during the ten plan years preceding the date of determination. United’s funding policy is to contribute annually the maximum amount that can be deducted for federal income tax purposes. Contributions are intended to provide not only for benefits attributed to service to date, but also for those expected to be earned in the future. Vesting is attained after five years of participation.

Pension Plan Table

     The table below illustrates the operation of the Pension Plan and the Supplemental Retirement Plan (the “SERP”) (described on page 21 under the caption Supplemental Executive Retirement Agreements) by showing various annual benefits, after reduction for Social Security retirement income, assuming various annual base salaries and years of credited service.

Years of Service
Remuneration	15	20	25	30	35
$125,000	$29,341	$39,122	$48,902	$48,902	$48,902
150,000	35,904	47,872	59,840	59,840	59,840
175,000	42,466	56,622	70,777	70,777	70,777
200,000	49,029	65,372	81,715	81,715	81,715
225,000	49,291	65,772	82,152	82,152	82,152
250,000	49,291	65,772	82,152	82,152	82,152
275,000	49,291	65,772	82,152	82,152	82,152
300,000	49,291	65,772	82,152	82,152	82,152
325,000	49,291	65,772	82,152	82,152	82,152
350,000	49,291	65,772	82,152	82,152	82,152
375,000	49,291	65,772	82,152	82,152	82,152
400,000	49,291	65,772	82,152	82,152	82,152
425,000	49,291	65,772	82,152	82,152	82,152
450,000	49,291	65,772	82,152	82,152	82,152
475,000	49,291	65,772	82,152	82,152	82,152
500,000	49,291	65,772	82,152	82,152	82,152
525,000	49,291	65,772	82,152	82,152	82,152
550,000	49,291	65,772	82,152	82,152	82,152
575,000	49,291	65,772	82,152	82,152	82,152
600,000	49,291	65,772	82,152	82,152	82,152
625,000	49,291	65,772	82,152	82,152	82,152
650,000	49,291	65,772	82,152	82,152	82,152
675,000	49,291	65,772	82,152	82,152	82,152
700,000	49,291	65,772	82,152	82,152	82,152
725,000	49,291	65,772	82,152	82,152	82,152
750,000	49,291	65,772	82,152	82,152	82,152

     Benefits under both the Pension Plan and the SERP are based on annual base salary and do not include bonuses, directors’ fees, expense reimbursements, and employer contributions to retirement plans. The annual benefit under both the Pension Plan and the SERP is reduced by Social Security benefits and the annual benefit under the SERP is further reduced by annual benefits payable at retirement under the Pension Plan and benefits under United’s Savings and Stock Investment Plan. Benefit figures shown are computed on the assumption that participants retire at the normal retirement age of 65. For purposes of the table, it is assumed each participant is receiving benefits from the Pension Plan in the form of a life annuity.

     The estimated credited years of service for each of the executive officers named in the Summary Compensation Table under the Pension Plan as of December 31, 2004, are as follows: Mr. Adams 36 years; Mr. S. Wilson 33 years; Mr. Hayhurst 33 years; Mr. Carson 7 years; and Mr. Consagra 7 years.

Other Employee Plans

     Each employee of United, who completes ninety (90) days of qualified service, is eligible to participate in the United Savings and Stock Investment Plan, a deferred compensation plan under Section 401(k) of the Internal Revenue Code. Each participant may contribute from 1% to 100% of compensation to his/her account, subject to Internal Revenue Service maximum deferral limits. After one year of eligible service, United matches 100% of the first 2% of salary deferred and 25% of the second 2% of salary deferred with United stock. Vesting is 100% for employee deferrals and the company match at the time the employee makes his/her deferral.

     United employees may participate in an employee stock purchase plan whereby its employees may purchase shares of United’s common stock. Purchases made by employees under this plan are coordinated by the Personnel and Shareholder Relations Department of United Bank (WV), and involve stock purchased at market price for this purpose.

Supplemental Executive Retirement Agreements

     On July 27, 1990, United also entered into a Supplemental Retirement Agreement (“SERP”) with Mr. Richard Adams. The agreement was amended on November 1, 2001. This amended agreement provides for an annual supplemental retirement benefit upon his reaching age 65 or upon the later termination of his employment with United or an affiliated or successor entity to United, whichever last occurs. The annual benefit will be equal to seventy percent (70%) of the average of Mr. Adams’ three highest base salaries, reduced by benefits actuarially calculated at the time the supplemental retirement benefit becomes payable under (i) the United Pension Plan; (ii) social security; and the United Savings and Stock Investment Plan. The table on page 20 may be used to estimate Mr. Adams’ annual supplemental retirement benefit. The amended agreement also provides for reduced benefits for early retirement before age 65 as well as payments to his spouse or his estate if unmarried in the event of his death. The benefits under the amended agreement are fully vested in Mr. Adams and survive his termination of employment from United or an affiliated or successor entity to United for whatever reason, including but not limited to, change in control, dismissal with or without cause, voluntary termination, expiration of contract or disability.

     On October 1, 2003, United entered into Supplemental Retirement Agreements with the named executive officers, Kendal E. Carson, James J. Consagra, Jr., James B. Hayhurst, Jr., and Steven E. Wilson to encourage them to remain an employee of United. The SERP for Messrs. James B. Hayhurst, Jr. and Steven E. Wilson ensures that each of these participating executive officers, when retiring at age 65 or later, receives a level of retirement benefits, without regard to years of service, equal to 70% of the executive officer’s total base salary projected to be in effect at age 65 and is updated each January 1 by United. At the time one of these participating executive officers retires, the benefit the participant is entitled to through the SERP is calculated, and then funds from the following sources are deducted to determine the amount, if any, of the payment due under the SERP (i) the benefit under the Pension Plan; (ii) Social Security benefits payable; and (iii) any benefits under United’s Savings and Stock Investment Plan. The table on page 20 may be used to estimate Messrs. Hayhurst’s and Wilson’s annual supplemental retirement benefit. The annual benefit will be paid monthly for a period of fifteen years. The executive may retire early at the age specified in the SERP and receive a benefit equal to 60% of the executives final pay based on the same provisions set forth above. The SERP for Messrs. Kendal E. Carson and James J. Consagra, Jr. ensures that each of these participating executive officers, will receive, at the age set forth in the SERP, an annual benefit equal to $100,000, paid in monthly installments for a period of 15 years. If the executive retires or leaves employment early, the executive will receive an accrual benefit set forth in a Schedule to the SERP, subject to a ten (10) year vesting schedule. This early termination benefit will be paid monthly for a period of fifteen (15) years.

AUDIT COMMITTEE AND INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Audit Committee Report

     The United Bankshares, Inc. Audit Committee reviews United’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal control. United’s independent registered public accounting firm is responsible for expressing an opinion on the conformity of the audited financial statements with accounting principles generally accepted in the United States and on the effectiveness of internal control over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management and the independent registered public accounting firm the 2004 audited financial statements. This discussion included the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

     The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as Amended by Statement on Auditing Standards, No. 90, Communications with Audit Committees. In addition, the Audit Committee received from the independent registered public accounting firm the written disclosures required by Independence Standards Board No. 1 (Independence Discussions with Audit Committees) and discussed with them their independence from the Company and its management. And, the Audit Committee determined that the nonaudit services provided to the Company by the independent registered public accounting firm are compatible with the auditors’ independence.

     In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, that the audited financial statements and management’s report on the effectiveness of internal control over financial reporting be included in United’s Annual Report on Form 10-K for the year ended December 31, 2004, for filing with the Securities and Exchange Commission.

     No member of the Audit Committee is a former or current officer or employee of United.

AUDIT COMMITTEE

Robert G. Astorg, Chairman	P. Clinton Winter, Jr.
Mary K. Weddle	Russell L. Isaacs

Audit Committee Financial Expert

     The Board of Directors has determined that all audit committee members are financially literate under the NASDAQ listing standards. The Board also determined that Robert G. Astorg, Russell L. Isaacs, and Mary K. Weddle each qualify as an “audit committee financial expert’ as defined by the SEC rules adopted pursuant to the Sarbanes-Oxley Act of 2002. All of the members of the Audit Committee are independent under the NASDAQ listing standards.

Pre-Approval Policies and Procedures

     The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax services and other services performed by the independent registered public accounting firm. The policy provides for pre-approval by the Audit Committee of specifically defined audit and non-audit services. Unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent auditor is engaged to perform it. The Audit Committee has delegated to the Chair of the Audit Committee authority to approve permitted services provided that the Chair reports any decisions to the Committee at its next scheduled meeting. During 2004 and 2003, all fees paid to Ernst & Young LLP were approved by the Audit Committee.

Independent Registered Public Accounting Firm

     Ernst & Young LLP, Charleston, West Virginia, has served as the independent auditors for United and its subsidiaries since 1986 and has been selected by the Board of Directors to continue as the independent registered public accounting firm for United and its subsidiaries for the next fiscal year. Representatives of Ernst & Young LLP will be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so. Such representatives of the firm will be available to respond to appropriate shareholder inquiries at the Annual Meeting.

Independent Registered Public Accounting Firm Fees Information

Audit Fees. Fees for audit services were $615,245 in 2004 and $433,411 in 2003, including fees associated with the annual audit, the reviews of United’s quarterly reports on Form 10-Q and annual report on Form 10-K, and required statutory audits as well as the audit of management’s assertion on the effectiveness of internal control over financial reporting.

Audit-Related Fees. Fees for audit-related services were $122,655 in 2004 and $69,980 in 2003. Audit-related services principally include audits of certain subsidiaries, employee benefit plans, common trust funds, and other attest services not classified as audit.

Tax Fees. Fees for tax services, including tax compliance, tax advice and tax planning were $339,845 in 2004 and $159,986 in 2003.

REQUIREMENTS, INCLUDING DEADLINES, FOR SUBMISSION OF PROXY PROPOSALS,
NOMINATIONS OF DIRECTORS, AND OTHER BUSINESS OF SHAREHOLDERS

Nomination of Directors

     Nominations may be made only if such nominations are made in accordance with the procedures set forth in Article II, Section 5 of the Restated Bylaws of United, which section, in full, is set forth below:

Section 5. Nomination of directors. Directors shall be nominated by the Board prior to the giving of notice of any meeting of shareholders wherein directors are to be elected. Additional nominations of directors may be made by any shareholder; provided that such nomination or nominations must be made in writing, signed by the shareholder and received by the Chairman or President no later than ten (10) days from the date the notice of the meeting of shareholders was mailed; however, in the event that notice is mailed less than thirteen (13) days prior to the meeting, such nomination or nominations must be received no later than three (3) days prior to any meeting of the shareholders wherein directors are to be elected.

Stock Transfers

     United Bankshares, Inc. common stock is listed on NASDAQ, National Association of Securities Dealers Quotation System, Stock Market System. The quotation symbol is “UBSI”.

Shareholder Proposals for 2006 Annual Meeting

     Presently, the next annual meeting of United shareholders is scheduled for May 15, 2006. Any shareholder proposals to be presented at that 2006 Annual Meeting must be received at the principal office of United no later than December 8, 2005. If the scheduled date for the 2006 Annual Meeting is changed by more than thirty (30) days, shareholders will be informed of the new meeting date and the revised date by which shareholder proposals must be received.

Shareholder Account Maintenance

     Mellon Investor Services LLC acts as our Transfer Agent. All communications concerning accounts of shareholders of record, including address changes, name changes, inquiries as to requirements to transfer common shares and similar issues can be handled by contacting the Shareholder Relations Department, (304) 424-8800, or by writing to us at the corporate offices located at United Square, Fifth and Avery Streets, Parkersburg, West Virginia 26101.

Shareholder Communications

     Shareholders of United may communicate with the Board of Directors, including non-management Directors, by sending a letter to UBSI Board of Directors, c/o Steven Wilson, Corporate Secretary, 514 Market Street, Parkersburg, WV, 26101. Communications sent by qualified shareholders for proper, non-commercial purposes will be transmitted to the Board of Directors or appropriate committee as soon as practicable.

FORM 10-K

     The Company will furnish without charge to each person whose proxy is being solicited, upon the request of any such person, a copy of the Company’s annual report on Form 10-K for 2004. Requests for copies of such report should be directed to Shareholder Relations, United Bankshares, Inc., P. O. Box 1508, Parkersburg, West Virginia 26102.

     Whether or not you plan to attend the Meeting, please mark, sign, date and promptly return the enclosed proxy in the enclosed envelope. No postage is required for mailing in the United States.

By Order of the Board of Directors

Richard M. Adams
Chairman of the Board and
Chief Executive Officer

April 8, 2005

EXHIBIT A

UNITED BANKSHARES, INC.
AUDIT COMMITTEE CHARTER

Purpose

The Audit Committee is appointed by the Board to oversee the accounting and financial reporting processes of the Company and the audits of the Company’s financial statements. In that regard, the Audit Committee assists the Board in monitoring (1) the integrity of the financial statements of the Company, (2) the independent auditor’s qualifications and independence, (3) the performance of the Company’s internal audit function and independent auditors, and (4) the compliance by the Company with legal and regulatory requirements.

The Audit Committee shall prepare the report required by the rules of the Securities and Exchange Commission (the “Commission”) to be included in the Company’s annual proxy statement.

Committee Membership

The Audit Committee shall consist of no fewer than four members. Each member of the Audit Committee shall meet the independence and experience requirements of the NASDAQ Stock Market, Inc. Marketplace Rules and the Securities Exchange Act of 1934 (the “Exchange Act”). All members of the Audit Committee shall be able to read and understand fundamental financial statements. No member of the Audit Committee shall have participated in the preparation of the financial statements of the Company in the past three years. At least one member of the Audit Committee shall be an “audit committee financial expert” as defined by the Commission. Audit Committee members shall not simultaneously serve on the audit committees of more than two other public companies.

The members of the Audit Committee shall be appointed by the Board on the recommendation of the Nominating & Governance Committee. Audit Committee members may be replaced by the Board.

Meetings

The Audit Committee shall meet as often as it determines necessary, but not less frequently than quarterly. The Audit Committee shall meet periodically in separate executive sessions with Management, the internal auditors and the independent auditor, and have such other direct and independent interaction with such persons from time to time as the members of the Audit Committee deem appropriate. The Audit Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

Committee Authority and Responsibilities

The Audit Committee shall have the sole authority to appoint, determine funding for, and oversee the outside auditors (subject, if applicable, to shareholder ratification). The Audit Committee shall be directly responsible for the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The independent auditor shall report directly to the Audit Committee.

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The Audit Committee shall approve, as necessary, the Company’s required filings with the Commission. The Audit Committee may delegate authority to a member to grant approvals of required filings, provided the filings and associated approvals are presented to the full Audit Committee for approval at its next scheduled meeting.

The Audit Committee shall pre-approve all auditing services, internal control-related services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditor. The Audit Committee may delegate authority to a member to grant pre-approvals of audit and permitted non-audit services, provided that decisions of that member to grant pre-approvals shall be presented to the full Audit Committee at its next scheduled meeting.

The Audit Committee shall have the authority, to the extent it deems necessary or appropriate, to engage and determine funding for independent legal, accounting or other advisors. The Company shall provide for appropriate funding, as determined by the Audit Committee, for payment of compensation to the independent auditor for the purpose of rendering or issuing an audit report or performing other audit, review or attest serves for the Company and to any advisors employed by the Audit Committee, as well as funding for the payment of ordinary administrative expenses of the Audit Committee that are necessary or appropriate in carrying out it duties.

The Audit Committee shall make regular reports to the Board. The Audit committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval. The Audit Committee shall annually review the Audit Committee’s own performance.

The Audit Committee, to the extent it deems necessary or appropriate, shall:

Financial Statement and Disclosure Matters

❑	Review and discuss with Management and the independent auditor the annual audited financial statement, including disclosures made in Management’s Discussion and Analysis, and recommend to the Board whether the audited financial statements should be included in the Company’s Form 10-K.

❑	Review and discuss with Management and the independent auditor the Company’s quarterly financial statements prior to the filing of its Form 10-Q, including the results of the independent auditor’s review of the quarterly financial statements.

❑	Discuss with Management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statement, including any significant changes in the Company’s selection or application of accounting principles, any major issues as to the adequacy of the Company’s internal controls and any special steps adopted in light of material control deficiencies.

❑	Review and discuss with Management and the independent auditor any major issues as to the adequacy of the Company’s internal controls, any special steps adopted in light of material control deficiencies and the adequacy of disclosures about changes in internal control over financial reporting.

❑	Review and discuss with Management (including the Corporate Auditor) and the independent auditor the Company’s internal controls report and the independent auditor’s attestation of the report prior to the filing of the Company’s Form 10-K.

❑	Review and discuss quarterly reports from the independent auditors on :

❑	all critical accounting policies and practices to be used;

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❑	all alternative treatments of financial information within generally accepted accounting principles that have been discussed with Management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor; and

❑	other material written communications between the independent auditor and Management, such as any management letter or schedule of unadjusted differences.

❑	Discuss with Management the Company’s earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies. Such discussion may be done generally (consisting of discussing the types of information to be disclosed and the types of presentations to be made).

❑	Discuss with Management and the independent auditor the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Company’s financial statements.

❑	Discuss with Management the Company’s major financial risk exposures and the steps Management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.

❑	Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information, and any significant disagreements with Management.

❑	Review disclosures made to the Audit Committee by the Company’s CEO and CFO during their certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving Management or other employees who have a significant role in the Company’s internal controls.

❑	Ensure that a public announcement of the Company’s receipt of an audit opinion that contains a going concern qualification is made promptly.

Oversight of the Company’s Relationship with the Independent Auditor

❑	Review and evaluate the lead partner of the independent auditor team.

❑	Obtain and review a report from the independent auditor at least annually regarding (a) the independent auditor’s internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, (c) any steps taken to deal with any such issues, and (d) all relationships between the independent auditor and the Company. Evaluate the qualifications, performance and independence of the independent auditor, including considering whether the auditor’s quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the auditor’s independence, taking into account the opinions of Management and Internal Auditors. The Audit Committee shall present its conclusions with respect to the independent auditor to the Board.

❑	Obtain from the independent auditor a formal written statement delineating all relationships between the independent auditor and the Company. It is the responsibility of the Audit Committee to actively engage in

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a dialogue with the independent auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the auditor and for purposes of taking, or recommending that the full Board take, appropriate action to oversee the independence of the outside auditor.

❑	Ensure the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law. Consider whether, in order to assure continuing auditor independence, it is appropriate to adopt a policy of rotating the independent auditing firm on a regular basis.

❑	Recommend to the Board policies for the Company’s hiring of employees or former employees of the independent auditor.

❑	Discuss with the independent auditor material issues on which the national office of the independent auditor was consulted by the Company’s audit team.

❑	Meet with the independent auditor prior to the audit to discuss the planning and staffing of the audit.

Oversight of the Company’s Internal Audit Function

❑	Review the appointment and replacement of the Corporate Auditor.

❑	Review the significant reports to Management prepared by the Internal Audit Department and Management’s responses.

❑	Discuss with the independent auditor and Management the Internal Audit Department responsibilities, budget and staffing and any recommended changes in the planned scope of Internal Audit.

Compliance Oversight Responsibilities

❑	Obtain from the independent auditor assurance that Section 10A(b) of the Exchange Act has not been implicated.

❑	Obtain reports from Management, the Corporate Auditor and the independent auditor that the Company and its affiliated entities are in conformity with applicable legal requirements and the Company’s Code of Ethics. Review reports and disclosures of insider and affiliated party transaction. Advise the Board with respect to the Company’s polices and procedures regarding compliance with applicable laws and regulations and with Company’s Code of Ethics.

❑	Approve all related party transactions.

❑	Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

❑	Discuss with Management and the independent auditor any correspondence with regulators or governmental agencies and any published reports that raise material issues regarding the Company’s financial statements or accounting policies.

❑	Discuss with the Company’s General Counsel legal matters that may have a material impact on the financial statements or the Company’s compliance policies and internal controls.

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Limitation of Audit Committee’s Role

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of Management and the independent auditor.

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The Board of Directors recommends a vote FOR the following seventeen nominees:	Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

1. Election of Directors.

FOR all nominees listed (except as marked to the contrary)	WITHHOLD AUTHORITY to vote for all nominees listed
☐	☐

2. To transact other business that may properly come before the meeting.

FOR	AGAINST	ABSTAIN
☐	☐	☐

01. 02. 03. 04. 05. 06.	Richard M. Adams Robert G. Astorg Thomas J. Blair, III Harry L. Buch W. Gaston Caperton, III Lawrence K. Doll	07. 08. 09. 10. 11. 12.	H. Smoot Fahlgren Theodore J. Georgelas F. T. Graff, Jr. Russell L. Isaacs John M. McMahon J. Paul McNamara	13. 14. 15. 16. 17.	G. Ogden Nutting William C. Pitt, III I. N. Smith, Jr. Mary K. Weddle P. Clinton Winter, Jr.

If you wish to withhold your vote for any of the above nominees, so indicate by striking the name of the nominee.

Choose MLinkSM for Fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.melloninvestor.com/isd where step-by- step instructions will prompt you through enrollment.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

Dated:______________________________, 2005

_______________________________________

_______________________________________

(Signature or Signatures)

“PLEASE MARK INSIDE BOXES SO THAT DATA PROCESSING EQUIPMENT WILL RECORD YOUR VOTES”

PLEASE SIGN, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED ENVELOPE.

▲ FOLD AND DETACH HERE ▲

Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet		Telephone		Mail
http://www.proxyvoting.com/ubsi Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.

You can view the Annual Report and Proxy Statement
on the Internet at www.ubsi-wv.com.

UNITED BANKSHARES, INC.

PROXY FOR 2005 ANNUAL SHAREHOLDERS’ MEETING

Know all men by these presents that the undersigned shareholder(s) of United Bankshares, Inc., Charleston, West Virginia does hereby nominate, constitute and appoint James J. Consagra, Jr. and Steven E. Wilson or either one of them, with full power to act alone as the true and lawful attorneys for the undersigned with full power of substitution for and in the name, place and stead of the undersigned to vote all the common stock of United Bankshares, Inc., standing in the undersigned’s name on its books on March 28, 2005, at the 2005 Annual Meeting of Shareholders to be held at University of Charleston, 2300 MacCorkle Avenue, SE, Charleston, West Virginia, on May 16, 2005 at 4:00 p.m., local time or any adjournments thereof, with all the powers the undersigned would possess if personally present as follows:

The undersigned acknowledges receipt of the Notice and Proxy Statement dated April 8, 2005, and hereby revokes all proxies previously given by the undersigned for said meeting.

This proxy confers authority to vote “FOR” the propositions listed below unless otherwise indicated. The Board of Directors recommends a vote “FOR” the proposals below. If any matter shall properly come before the meeting, or any adjournments thereof, this proxy will be voted on such matters in accordance with the judgment of the above proxies, based upon the conditions then prevailing and any recommendation of the Board of Directors.

Unless a different allocation is indicated, the proxies will vote your total cumulative vote ratably for the directors for whom you are voting unless directed otherwise by the Board of Directors of United Bankshares, Inc.

This proxy is solicited on behalf of the Board of Directors of United Bankshares, Inc. and may be revoked prior to its exercise. Continued, and to be marked, dated and signed, on the other side. All joint owners must sign.

When signing as attorney, executor, administrator, trustee or guardian, please give full title. If more than one trustee, all should sign.

Address Change/Comments (Mark the corresponding box on the reverse side)

▲ FOLD AND DETACH HERE ▲

Annual Meeting
of
United Bankshares, Inc.
Monday, May 16, 2005 at 4:00 p.m.

University of Charleston,
2300 MacCorkle Avenue, SE
Charleston, WV